Exhibit 99.6

In connection with the restatement and revision described in the Current Report on Form 8-K to which this exhibit is attached, we are updating the following risk factors originally issued in Shell Midstream Partners, L.P.’s Prospectus dated October 29, 2014.

Except for such revised risk factors, there have been no material changes to, and you are encouraged to carefully consider, the risks described in “Risk Factors” in the Prospectus.

We may not have sufficient cash available for distribution following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay minimum quarterly distributions to our unitholders.

The amount of cash available for distribution we must generate to support the payment for four quarters of minimum quarterly distributions on our common and subordinated units and the corresponding distributions on our general partner units, in each case to be outstanding immediately after this offering, is approximately $89.5 million (or an average of approximately $22.4 million per quarter). On a pro forma basis, assuming we had completed this offering on January 1, 2013, our cash available for distribution for the twelve months ended June 30, 2014 and the year ended December 31, 2013 would have been approximately $61.0 million and $38.5 million, respectively. As a result, we would have had sufficient cash available for distribution to pay the full minimum quarterly distributions on our common units and the corresponding distributions on our general partner units but only approximately 36.3% of the minimum quarterly distributions on our subordinated units and the corresponding distributions on our general partner units for the twelve months ended June 30, 2014. For the year ended December 31, 2013, we would have had sufficient cash available for distribution to pay only approximately 86.0% of the full minimum quarterly distributions on our common units and the corresponding distributions on our general partner units, and we would not have had sufficient cash available for distribution to pay any of the minimum quarterly distributions on our subordinated units and the corresponding distributions on our general partner units for that period.

We may not generate sufficient cash flows each quarter to enable us to pay minimum quarterly distributions. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things, our throughput volumes, tariff rates and fees and prevailing economic conditions. In addition, the actual amount of cash flows we generate will also depend on other factors, some of which are beyond our control, including:

•	the amount of our operating expenses and general and administrative expenses, including reimbursements to SPLC with respect to those expenses;

•	the amount and timing of capital expenditures and acquisitions we make;

•	our debt service requirements and other liabilities, and restrictions contained in our debt agreements;

•	fluctuations in our working capital needs;

•	the amount of cash distributed to us by the entities in which we own a noncontrolling interest; and

•	the amount of cash reserves established by our general partner.

For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read “Cash Distribution Policy and Restrictions on Distributions.”

We identified material weaknesses in our internal control over financial reporting with respect to our predecessor’s unaudited financial statements for the three months ended March 31, 2013 and the audited financial statements for the year ended December 31, 2013 and the unaudited financial statements for the six months ended June 30, 2014. If one or more material weaknesses persist or if we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud, which would likely have a negative impact on the market price of our common units. Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company and we may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

We will be required to disclose material changes made in our internal control over financial reporting on a quarterly basis and we will be required to assess the effectiveness of our controls annually. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. We could be an emerging growth company for up to five years. Please read “Prospectus Summary—Implications of Being an Emerging Growth Company.” An effective system of internal controls is necessary for us to provide reliable and timely financial reports, prevent fraud and to operate successfully as a publicly traded partnership. We prepare our consolidated financial statements in accordance with GAAP, but our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. Our efforts to develop and maintain our system of internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002. For example, Section 404 will require us, among other things, to annually review and report on the effectiveness of our system of internal controls over financial reporting. We must comply with Section 404 (except for the requirement for an auditor’s attestation report) beginning with our fiscal year ending December 31, 2015. Any failure to develop, implement or maintain our effective internal controls, or the failure by the entities that are our equity investees to do so, or the failure by us or them to improve our or their system of internal controls could harm our operating results or cause us to fail to meet our reporting obligations.

We revised our predecessor’s unaudited condensed combined statements of operations, the unaudited condensed combined statements of changes in net parent investment, and the unaudited condensed combined statements of cash flows for the three months ended March 31, 2013. This revision was due to errors in the recording of the accrual of revenues and recording of loss/gain from pipeline operations during the three months ended March 31, 2013. Accordingly, we identified a material weakness in our internal controls over the preparation of these interim financial statements, specifically, determining the completeness and accuracy of the journal entries required to properly accrue revenues and record loss/gain from pipeline operations.

We restated our predecessor’s combined balance sheet, the combined statement of operations, the combined statement of changes in net parent investment, and the combined statement of cash flows for the year ended December 31, 2013. The restatement was due to a data entry error resulting in the under-recognition of revenue to the predecessor pipeline during the year ended December 31, 2013. Accordingly, we identified a material weakness in our internal controls over the preparation of these annual financial statements, specifically, effective controls were not designed to review the accuracy of tariff rates and associated inputs which impacts the accuracy and reporting of revenues. This control deficiency resulted in the misstatement of revenue, accounts receivable, allowance oil and net parent investment. As a result of this error we also revised our predecessor’s unaudited combined balance sheet, the unaudited combined statement of changes in net parent investment and the unaudited combined statement of cash flows for the six months ended June 30, 2014 to reflect the impact of the 2013 error.

A “material weakness” is a deficiency, or combination of deficiencies, in internal controls such that there is a reasonable possibility that a material misstatement in financial statements will not be prevented or detected on a timely basis. The material weaknesses described above resulted in adjustments to our predecessor’s unaudited financial statements for the three months ended March 31, 2013, audited financial statements for the year ended December 31, 2013 and the unaudited financial statements for the six months ended June 30, 2014. As a result, we are standardizing processes, segregating financial data within the accounting system, and implementing further controls to validate our financial data. However, there can be no assurances that these remediation steps will continue to be successful.

Given the difficulties inherent in the design and operation of our system of internal controls over financial reporting, in addition to our limited accounting personnel and management resources, we can provide no assurance as to our, or our independent registered public accounting firm’s, future conclusions about the effectiveness of our system of internal controls, and we may incur significant costs in our efforts to comply with Section 404. Any failure to implement and maintain an effective system of internal controls over financial reporting will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

As an emerging growth company, we have the option to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We cannot predict if investors will find our units less attractive because we will rely on these exemptions. If some investors find our units less attractive as a result, there may be a less active trading market for our units and our trading price may be more volatile.